Exhibit 99.1

Contact: Mike Cockrell Treasurer & Chief Financial Officer (601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2017

LAUREL, Miss. (December 14, 2017) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2017.

Net sales for the fourth quarter of fiscal 2017 were $919.9 million compared with $790.8 million for the same period a year ago. For the quarter, the Company reported net income of $72.9 million, or $3.20 per share, compared with net income of $76.0 million, or $3.36 per share, for the fourth quarter of fiscal 2016.

Net sales for fiscal 2017 were $3.342 billion compared with $2.816 billion for fiscal 2016. Net income for the fiscal year totaled $279.7 million, or $12.30 per share, compared with net income of $189.0 million, or $8.37 per share, for last fiscal year.

“The fourth quarter marked the end of another record year for Sanderson Farms,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market conditions weakened during our fourth fiscal quarter of 2017, as market prices declined seasonally after Labor Day. The seasonal decrease in demand was exacerbated by hurricane disruptions and higher than expected chicken production caused by higher than expected live weights. Despite this weakness, we performed well during the quarter.

“For the fiscal year, we reported record annual sales, with improved overall poultry market prices compared with fiscal 2016, and higher volume of poultry products sold by 13.2 percent. Grain prices were slightly higher during fiscal 2017 compared with prices paid in fiscal 2016; however, feed costs in processed flocks were lower per pound on improved live bird performance. For fiscal 2017, we sold 4.22 billion pounds of dressed poultry, another record, compared with 3.73 billion pounds in fiscal 2016.”

According to Sanderson, overall market prices for poultry products were generally higher in fiscal 2017 compared with prices a year ago, but were mixed for the fourth fiscal quarter of 2017. Boneless breast meat prices averaged 6.3 percent lower in the fourth quarter than the prior-year period. For the full fiscal year, however, boneless breast meat prices were 5.8 percent higher compared with fiscal 2016. Jumbo wing prices averaged $2.09 per pound during the fourth quarter of fiscal 2017, up 28.4 percent from the average of $1.62 per pound during the prior-year period. Jumbo wing prices averaged $1.92 per pound during the fiscal year, up 21.4 percent from the average of $1.58 per pound for fiscal 2016. The average market price for bulk leg quarters increased approximately 22.7 percent for the fourth fiscal quarter of 2017 compared with the fourth fiscal quarter of 2016, and increased 21.2 percent for fiscal 2017 compared to fiscal 2016. Improved dark meat prices during the fiscal year reflect the increase in industry export volumes during calendar 2017. Cash prices for corn during the fourth fiscal quarter increased by 6.0 percent, while soybean meal cash prices were down 2.0 percent.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2017

December 14, 2017

“We are pleased that our profitability during fiscal 2017 allowed us to fund from cash on hand the completion of our new facilities in St. Pauls, North Carolina, start construction at our new complex in Tyler, Texas, strengthen our balance sheet, and reward our shareholders with a special dividend,” Sanderson continued. “We are well positioned to continue our growth strategy as we move St. Pauls to full production during fiscal 2018 and continue construction of our new complex in Tyler.

“As of October 31, 2017, our balance sheet reflected $1.733 billion in assets, stockholders’ equity of $1.433 billion and net working capital of $650.8 million. We had no debt at fiscal year-end. We believe our balance sheet provides us with the financial strength not only to support our growth strategy, but also to consistently manage our operations through the cycles that characterize our industry. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 14, 2017, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through December 26, 2017. Those without internet access, or who prefer to participate via telephone, may call 800-967-7140, access code 4354313.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017, the Company’s subsequent reports on Form 10-Q, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2017

December 14, 2017

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about its growth plans, future demand for its products, future prices for feed grains, future expenses, future production levels, future earnings, future growth plans or other industry conditions.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2017

December 14, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(1)	(1)
Net sales	$919,941	$790,811	$3,342,226	$2,816,057
Costs and expenses:
Cost of sales	746,425	630,156	2,700,684	2,362,056
Selling, general and administrative	64,556	44,992	216,303	159,890

	810,981	675,148	2,916,987	2,521,946

Operating income	108,960	115,663	425,239	294,111
Other income (expense):
Interest income	344	167	1,167	244
Interest expense	(511)	(429)	(1,886)	(1,708)
Other	2	11	10	30

	(165)	(251)	(709)	(1,434)

Income before income taxes	108,795	115,412	424,530	292,677
Income tax expense	35,924	39,450	144,785	103,716

Net income	$72,871	$75,962	$279,745	$188,961

Basic earnings per share	$3.20	$3.36	$12.30	$8.37

Diluted earnings per share	$3.20	$3.36	$12.30	$8.37

Dividends per share	$1.32	$1.24	$2.04	$1.90

(1)The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2017 and 2016 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2017

December 14, 2017

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2017	October 31, 2016
	(1)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$419,285	$234,111
Accounts receivable, net	138,868	124,348
Inventories	252,765	220,306
Prepaid expenses	38,620	34,559

Total current assets	849,538	613,324
Property, plant and equipment	1,657,084	1,505,596
Less accumulated depreciation	(780,276)	(701,605)

	876,808	803,991
Other assets	6,897	5,385

Total assets	$1,733,243	$1,422,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,904	$72,774
Accrued expenses	101,168	57,918
Accrued income taxes	6,649	17,497

Total current liabilities	198,721	148,189
Claims payable and other liabilities	9,762	8,501
Deferred income taxes	91,898	75,748
Commitments and contingencies
Stockholders’ equity:
Common stock	22,803	22,693
Paid-in capital	134,999	125,855
Retained earnings	1,275,060	1,041,714

Total stockholders’ equity	1,432,862	1,190,262

Total liabilities and stockholders’ equity	$1,733,243	$1,422,700

(1)The Condensed Consolidated Balance Sheets at October 31, 2017 and 2016 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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